ESCROW AGREEMENT

            THIS ESCROW AGREEMENT (this "Escrow Agreement") is made and entered into as of the 2nd day of July, 1998, by and among Interiors, Inc., a Delaware corporation ("Buyer"), U.S. Bank Trust, a national association (together with its successors and assigns, the "Escrow Agent"), and Barry R. Jackson (the "Shareholders' Representative"). For purposes of this Escrow Agreement, all capitalized terms shall have the meanings ascribed to such terms in the Merger Agreement (defined below) unless otherwise defined herein.

                                    RECITALS

            A. Pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement") by and among Troy Lighting, Inc., an Illinois corporation (the "Company"), certain shareholders of the Company (the "Principal Shareholders"), Buyer and Troy Acquisition Corp., an Illinois corporation ("Newco"), Newco is merging with and into the Company.

            B. The Merger Agreement provides that the Shareholders shall be obligated to indemnify Buyer pursuant to the terms set forth in the Merger Agreement for certain Damages resulting from breaches of representations, warranties and covenants made by the Principal Shareholders in the Merger Agreement.

            C. The Merger Agreement provides that an escrow account will be established to secure the indemnification obligations of the Shareholders, and the execution and delivery of this Escrow Agreement is a condition precedent to the obligation of Buyer to consummate the transactions contemplated by the Merger Agreement.

            D. The Shareholders have appointed the Shareholders' Representative to act as their representative in connection with, among other things, the execution and delivery of this Escrow Agreement and the administration of the matters contemplated hereby.

            NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Escrow Agreement, and intending to be legally bound, the parties hereto agree as follows:

      1. Escrow.

            (a) Buyer hereby delivers to the Escrow Agent a certificate in the name of the Escrow Agent representing ______ shares of Buyer Common Stock (the "Escrow Shares") pursuant to Section 2.10 of the Merger Agreement, the receipt of which the Escrow Agent hereby acknowledges. Buyer may deposit additional shares of Buyer Common Stock with the Escrow Agent as provided in Section 1(f) hereof. The entitlement of the Shareholders to the Escrow Shares shall be in proportion to their respective percentages set forth opposite their names on Schedule A attached hereto (the "Allocable Percentages"). The Escrow Shares shall be deposited in an account established at the Escrow Agent for receipt of such Escrow Shares (the "Escrow Account") and shall be held in such Escrow Account and distributed in accordance with the terms and provisions of this Escrow Agreement.

            (b) Any securities, non-cash dividends or other property distributable in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be delivered to the Escrow Agent, who shall hold such securities, non-cash dividends or other property in the Escrow Account. Such securities shall be issued in the name of the Escrow Agent or its nominee and all such securities, cash dividends or other property shall be considered part of the Escrow Account for purposes hereof.

            (c) The Shareholders' Representative shall have the right, in its sole discretion, on behalf of, and as directed by, the Shareholders, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote the Escrow Shares allocated to the Shareholder from whom written instructions have not been received.

            (d) The respective interests of the Shareholders in the Escrow Account shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and Buyer, and no such assignment or transfer shall be valid until such notice is given.

            (e) Should any Shareholder desire to sell any of the Escrow Shares prior to the Anniversary Date but after the Escrow Shares have been registered pursuant to Section 7.10 of the Merger Agreement, the Shareholders' Representative shall so notify Buyer in writing, specifying the number of Escrow Shares requested to be sold. Buyer shall have the right, in its sole discretion, to present the notice to the Escrow Agent, and to (i) direct the Escrow Agent to sell the number of the Escrow Shares specified in the notice (all parties acknowledging that Buyer shall be disinclined to direct the sale of more than ten percent (10%) of the total number of Escrow Shares during any calendar week) and (ii) deposit the proceeds of such sale into the Escrow Account.

            (f) If, on the Anniversary Date, Buyer is required to issue Additional Shares to the Shareholders pursuant to Section 2.08(a) of the Merger Agreement, a certificate in the name of the Escrow Agent representing such Additional Shares shall be delivered to the Escrow Agent for deposit into the Escrow Account within twenty (20) Business Days of the Anniversary Date. Such Additional Shares shall be treated as Escrow Shares for all purposes of this Escrow Agreement.

            (g) If on the Anniversary Date the Shareholders are required to return to Buyer shares of Buyer Common Stock pursuant to Section 2.08(b) of the Merger Agreement, Buyer and the Shareholders' Representative shall give joint written notice of such event to the Escrow Agent within twenty (20) Business Days of the Anniversary Date. Such written notice shall include the number of Escrow Shares to be returned to Buyer pursuant to Section 2.08(b) of the Merger Agreement (the "Returned Shares"), and the Escrow Agent shall release the Returned Shares to Buyer out of the Escrow Account promptly upon receipt of such written notice.

      2. Investment of Escrow Account. Cash dividends, if any, distributable in respect of any of the Escrow Shares and any cash proceeds resulting from the sale of the Escrow Shares pursuant to Section 1(e) above, shall be held and invested or reinvested by the Escrow Agent at the written or oral request of the Shareholders' Representative in any of the following securities:

            (a) obligations issued or guaranteed by the United States or any person controlled or supervised by and acting as an instrumentality of the United States pursuant to authority granted by Congress; and

            (b) certificates of deposit of banks or trust companies, including those of the Escrow Agent, organized under the laws of the United States of America. In the absence of written instructions, funds shall be deposited in an U.S. Bank Trust money market account.

            Such investments shall be made subject to any orders of the Shareholders' Representative with respect thereto, provided that investments of monies in the Escrow Account shall in any event mature or be redeemable or be subject to liquidation by sale or otherwise at the option of the Escrow Agent at such time as may be necessary to make timely disbursements from the Escrow Account. Subject to any such orders with respect thereto, or in the absence of any orders from the Shareholders' Representative, the Escrow Agent may from time to time sell such investments and reinvest the proceeds therefrom in other investments of the type described in this Section maturing or redeemable as aforesaid. Any such investments may be purchased from the Escrow Agent or any affiliate of the Escrow Agent. The Escrow Account shall be credited with all proceeds of sale and income from such investment.

      3. Term. Subject to indemnification claims made by Buyer against the Shareholders pursuant to the Merger Agreement, the term of this Escrow Agreement shall commence on the date hereof and terminate on the later of (a) ten (10) weeks after the Anniversary Date or (b) the date on which the last pending claim is resolved and paid.

      4. Claims Against Escrow Account.

            (a) If, at any time during the term of this Escrow Agreement, Buyer has incurred or suffered Damages for which it is entitled to indemnification under Article IX of the Merger Agreement, Buyer shall give written notice of such claim to the Shareholders' Representative and the Escrow Agent, stating in reasonably sufficient detail the events or circumstances which are the basis for and amount of such claim. If the Shareholders' Representative objects to any such claim, he shall give written notice of such objection to Buyer and the Escrow Agent within ten (10) days after the date of receipt of Buyer's notice, and shall state the basis for such objection. Notwithstanding the foregoing, such ten (10) day period shall be extended to a twenty (20) day period if within such original ten (10) day period the Shareholders' Representative gives written notice to Buyer and the Escrow Agent that additional time is necessary to respond to the claim. If no objection to Buyer's claim is made by the Shareholders' Representative within such ten (10) day period, or twenty (20) day period, as applicable, the claim shall be deemed conclusively resolved and shall be paid by the Escrow Agent pursuant to Section 5 without further mutual instructions from the parties.

            (b) If the Shareholders' Representative provides timely notice of objection to any claim, Buyer and the Shareholders' Representative shall attempt to resolve the dispute and, if they are able to do so, shall give mutual written notice to the Escrow Agent of the resolution of the dispute and the amount of the claim resolved, if any.

            (c) If Buyer and the Shareholders' Representative are unable informally to resolve a disputed claim pursuant to Section 4(b) above within twenty (20) days after the date of the Shareholders' Representative's timely objection to Buyer's claim, the dispute shall be settled solely by a court of competent jurisdiction in the State of California or the United States District Court for the Central District of California. Any decision or award of such court shall be treated as a claim resolved under this Escrow Agreement and shall be final and conclusive on the parties to this Escrow Agreement and their respective affiliates, heirs, successors and assigns. The parties hereto agree that any action or proceeding pursuant to this Escrow Agreement shall be brought exclusively in an appropriate California court or in the United States District Court for the Central District of California, and in connection with such action or proceeding, the laws of the State of California shall govern. The parties hereto hereby consent to the exclusive jurisdiction of such court. Buyer and the Shareholders' Representative may each respectively appoint such attorneys, accountants and agents to act for them before the court.

      5. Payment of Resolved Claims. Within five (5) days following the day on which a claim is resolved pursuant to Section 4 above, the Escrow Agent shall release to Buyer Escrow Shares out of the Escrow Account having a Fair Market Value equal to the lesser of (i) the amount of any such resolved claim or (ii) the then current Fair Market Value of all Escrow Shares remaining in the Escrow Account. For purposes of this Section 5, the "Fair Market Value" of Escrow Shares shall mean the average closing bid price per share of Buyer Common Stock for the thirty (30) trading days preceding the date on which a claim is resolved.

      6. Sale of the Escrow Shares. On the Anniversary Date, all of the Escrow Shares shall be sold by the Escrow Agent over a period of ten (10) weeks from the Anniversary Date, at such times and in such amounts as Buyer determines in its sole discretion. All proceeds from the sale of the Escrow Shares shall be retained by the Escrow Agent or distributed to the Shareholders in accordance with Section 7 below. Buyer and Shareholders' Representative acknowledge that, pursuant to the terms of a Shareholder Agreement, Buyer has agreed to reimburse the Shareholders' Representative, for the benefit of the Shareholders, to the extent that the aggregate proceeds received by the Shareholders upon the sale of the Escrow Shares which were not the subject of any resolved claim, plus all customary brokerage commissions, are less than the fair market value of such shares on the Anniversary Date. For purposes of Section 6 and 7 hereof, the fair market value per share of the Escrow Shares as of the Anniversary Date shall mean the average closing bid price per share of Buyer Common Stock for the thirty (30) trading days preceding the Anniversary Date.

      7. Release of Escrow Property.

            7.1 Immediately after the Anniversary Date, the Escrow Agent shall sell, hold and distribute the Escrow Shares and all other property then held in the Escrow Account in accordance with the following:

                  (a) If there is on that date neither any claim asserted by the Buyer which has not yet been resolved pursuant to

Section 4 hereof (a "pending claim"), nor any claim of Buyer resolved but not paid, the Escrow Agent shall (i) commence the sale of the Escrow Shares, if any, in accordance with the provisions of Section 6 hereof, and (ii) distribute to the Shareholders the proceeds of the sale and any other property retained in the Escrow Account in accordance with their respective Allocable Percentages.

                  (b) If there is on that date any pending claim, or any claim resolved but not paid, the Escrow Agent shall retain in the Escrow Account for the purpose of satisfying any such pending or resolved but unpaid claims an amount of cash or cash equivalents equal to the amount of all pending claims and resolved but not paid claims. In addition to the foregoing, the Escrow Agent shall (i) commence the sale of the Escrow Shares in accordance with the provisions of Section 6 hereof, (ii) retain the proceeds of the sale of the Escrow Shares to the extent of any pending claim or any claim resolved but not paid, and (iii) distribute to the Shareholders any other property retained in the Escrow Account in accordance with their respective Allocable Percentages.

            7.2 Following the expiration of the term of this Escrow Agreement, as each pending claim is paid for which an amount was reserved according to
Section 7.1(b) hereof, the Escrow Agent shall distribute to the Shareholders the balance of the cash and cash equivalents, if any, in the Escrow Account in accordance with their respective Allocable Percentages; provided, however, that if at that time there remain other pending claims or resolved but not paid claims, the Escrow Agent shall continue to hold cash and cash equivalents in an amount equal to the lesser of (a) the value of all cash and cash equivalents in the Escrow Account, or (b) the total amount of all pending claims or resolved but not paid claims. When no pending claims or resolved but not paid claims remain, the Escrow Agent shall distribute to the Shareholders the balance, if any, of the cash and cash equivalents in the Escrow Account in accordance with their respective Allocable Percentages.

            7.3 Any distribution to any Shareholder provided for herein shall be paid to the estate of the Shareholder if the Shareholder is then deceased.

      8. Escrow Agent.

            8.1 The duties of the Escrow Agent hereunder shall be entirely administrative and not discretionary. The Escrow Agent shall be obligated to act only in accordance with written or oral instructions received by it as provided in this Escrow Agreement and is authorized hereby to comply with any orders, judgments or decrees of any court with or without jurisdiction and shall not be liable as a result of its compliance with the same.

            8.2 As to any legal questions arising in connection with the administration of this Escrow Agreement, the Escrow Agent may rely absolutely upon the opinions given to it by its counsel and shall be free of liability for acting in reliance on such opinions.

            8.3 The Escrow Agent may rely absolutely upon the genuineness and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to it pursuant to this Escrow Agreement.

            8.4 The Escrow Agent may, as a condition to the disbursement of monies as provided herein, require from the payee or recipient a receipt therefor and, upon final payment or disposition, a release of the Escrow Agent from any liability arising out of its execution or performance of this Escrow Agreement, such release to be in a form satisfactory to the Escrow Agent.

            8.5 The parties agree that the Escrow Agent will be compensated for its services by Buyer until termination of this Escrow Agreement or resignation of the Escrow Agent.

      9. Indemnity.

            9.1 Buyer and the Shareholders' Representative agree to and hereby do waive any suit, claim, demand or cause of action of any kind which they or it may have or may assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Escrow Agreement, unless such suit, claim, demand or cause of action is based upon the wilful neglect or gross negligence or bad faith of the Escrow Agent. They further agree to indemnify the Escrow Agent against and from any and all claims, demands, costs, liabilities and expenses, including reasonable counsel fees, which may be asserted against it or to which it may be exposed or which it may incur by reason of its execution or performance of this Escrow Agreement, unless they arise from any suit, claim, demand or cause of action based upon the wilful neglect or gross negligence or bad faith of the Escrow Agent. Such agreement to indemnify shall survive the termination of this Escrow Agreement until extinguished by any applicable statute of limitations.

            9.2 In case any litigation is brought against the Escrow Agent in respect of which indemnity may be sought hereunder, the Escrow Agent shall give prompt notice of that litigation to the parties hereto, and the parties upon receipt of that notice shall have the obligation and the right to assume the defense of such litigation, provided that failure of the Escrow Agent to give that notice shall not relieve the parties hereto from any of their obligations under this Section unless that failure prejudices the defense of such litigation by said parties. At its own expense, the Escrow Agent may employ separate counsel and participate in the defense. The parties hereto shall not be liable for any settlement without their respective consents.

      10. Acknowledgment by the Escrow Agent. By execution and delivery of this Escrow Agreement, the Escrow Agent acknowledges that the terms and provisions of this Escrow Agreement are acceptable and it agrees to carry out the provisions of this Escrow Agreement on its part.

      11. Resignation or Removal of Escrow Agent; Successors.

            11.1 (a) The Escrow Agent may resign as such following the giving of thirty (30) days' prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days' prior written notice to the Escrow Agent by both the Shareholders' Representative and Buyer. In either event, the duties of the Escrow Agent shall terminate thirty (30) days after the date of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the escrow fund then in its possession to a successor Escrow Agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

                  (b) If for any reason any person or entity is unwilling to serve as successor Escrow Agent and if the other parties hereto are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of thirty (30) days following the date of the notice of resignation or removal, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief; and any such resulting appointment shall be binding upon all of the parties hereto.

            11.2 Every successor Escrow Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and the other parties hereto, an instrument in writing accepting such appointment hereunder, and thereupon such successor, without any further act, shall become fully vested with all the duties, responsibilities and obligations of its predecessor; but such predecessor shall, nevertheless, on the written request of its successor or any of the parties hereto, execute and deliver an instrument or instruments transferring to such successor all the rights of such predecessor hereunder, and shall duly assign, transfer and deliver all property, securities and monies held by it pursuant to this Escrow Agreement to its successor. Should any instrument be required by any successor for more fully vesting in such successor the duties, responsibilities and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, on the request of any of the other parties hereto, be executed, acknowledged and delivered by the predecessor.

            11.3 In the event of an appointment of a successor, the predecessor shall cease to be custodian of any funds, securities or other assets and records it may hold pursuant to this Escrow Agreement, and the successor shall become such custodian.

            11.4 Upon acknowledgment by any successor Escrow Agent of the receipt of the then remaining balance of the escrow fund, the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Escrow Agreement.

      12. Entire Agreement, Amendments and Waivers. This Escrow Agreement, the Shareholders Agreement and the Merger Agreement contain the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, discussions, arrangements or understandings with respect thereto. No amendment, supplement, modification or waiver of this Escrow Agreement shall be binding unless executed in writing by the Escrow Agent, Buyer and the Shareholders' Representative. No waiver of any of the provisions of this Escrow Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. In addition to the remedies provided in this Escrow Agreement, any party may pursue any and all remedies now or hereafter existing at law or in equity.

      13. Execution Counterparts. This Escrow Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

      14. Severability. If any provision of this Escrow Agreement, or any covenant, obligation or agreement contained herein is determined by a court to be invalid or unenforceable, such determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable portion were not contained therein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

      15. Headings. The headings in this Escrow Agreement shall be solely for convenience of reference and shall in no way define, limit or describe the scope or intent of any provisions or sections of this Escrow Agreement.

      16. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to be sufficiently given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), postage prepaid, upon the earlier of actual delivery or upon three days after being mailed, and (c) if delivered by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following address:

         (a)   As to Buyer:            Interiors, Inc.
                                       320 Washington Street
                                       Mt. Vernon, New York 10553
                                       Attention:  Max Munn
                                       Facsimile:  (914) 665-1610

               With a copy to:         DeAnne H. Ozaki, Esq.
                                       Paul, Hastings, Janofsky & Walker LLP
                                       555 South Flower Street, 23rd Floor
                                       Los Angeles, California 90071
                                       Facsimile:  (213) 627-0705

         (b)   As to Escrow Agent:     U.S. Bank Trust
                                       Global Escrow Depository Services
                                       550 South Hope Street, Suite 500
                                       Los Angeles, California 90071
                                       Attention:  Andrea Freeman
                                       Facsimile:  (213) 533-8736

         (c)   As to Shareholders'
               Representative:         Barry R. Jackson
                                       23 West Street
                                       P.O. Box 129
                                       Annapolis, Maryland 21401
                                       Facsimile:  (410) 268-3963

               With a copy to:         Gerald M. Penner, Esq.
                                       Katten, Muchin & Zavis
                                       525 West Monroe Street, Suite 1600
                                       Chicago, Illinois 60661
                                       Facsimile: (312) 902-1061

Any of the parties hereto may, by notice given hereunder, designate any further or different address to which subsequent notices or other communications shall be sent.

      17. Expenses. Except as otherwise provided for herein, each party shall be responsible for its own costs and expenses with respect to matters involving this Escrow Agreement.

      18. Successors. This Escrow Agreement shall be binding upon, and inure to, the benefit of the heirs, executors, successors and assignees of the parties hereto, and no other person shall have any right, benefit or obligation hereunder.

      19. Gender. Words of the masculine gender include the feminine and the neuter, and when the context so requires, words of the neuter gender may refer to any gender.

      20. Applicable Law. This Escrow Agreement shall be governed by and construed and enforced in accordance with the internal laws (and not the law of conflicts) of the State of California.

            IN WITNESS WHEREOF, each of the parties hereto has caused this Escrow Agreement to be executed on its behalf as of the day and year first above written.

                           BUYER:

                           INTERIORS, INC.

                           By: /s/ Dennis D'Amore
                           ------------------------------------
                               An Authorized Officer


                           ESCROW AGENT:

                           U.S. BANK TRUST

                           By: /s/ Andrea Freeman
                           ------------------------------------
                               An Authorized Officer


                           SHAREHOLDERS' REPRESENTATIVE:

                           /s/ Barry R. Jackson
                           ------------------------------------
                           Barry R. Jackson